Exhibit 10.48
AFFYMAX INC.
EXECUTIVE EMPLOYMENT AGREEMENT
for
JEFFREY H. KNAPP
This Employment Agreement (“Agreement”) is entered into by and between Jeffrey H. Knapp (“Executive”) and Affymax Inc., (the “Company”), effective as of January 31, 2013 (the “Effective Date”).
WHEREAS, the Company retains the services of Executive pursuant to that certain Executive Employment Agreement dated December 12, 2008 (the “Employment Agreement”), and the Company and Executive hereby wish to amend and restate the Employment Agreement in its entirety as provided herein;
WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to continue to provide Executive with certain compensation and benefits in return for his services; and
WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
1.EMPLOYMENT BY THE COMPANY.
1.1    Position. Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Commercial Officer and Executive hereby continues to accept such employment which commenced effective as of July 24, 2006 (the “Employment Date”). During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.
1.2    Duties and Location. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). Executive will report to the Chief Executive Officer. Executive’s primary office location shall be the Company’s corporate headquarters, currently located in Palo Alto, California. The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.
1.3    Policies and Procedures. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that

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when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	COMPENSATION.
2.1    Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annualized base salary of $355,100, payable on a semi-monthly basis, subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule. Such salary shall be reviewed annually and may be increased as approved by the Board.
2.2    Bonus. As of the Effective Date, Executive will be eligible to earn an annual bonus of up to thirty-five percent (35%) of base salary as determined by the Board of Directors upon the recommendations of its Compensation Committee and Chief Executive Officer and provided that Executive remains employed by the Company as of the date the bonus is calculated. As of the Effective Date, seventy-five percent (75%) of the bonus amount will be based on the Company’s performance in meeting its planned operating objectives and twenty-five percent (25%) of the bonus amount will be based on the Executive’s performance against expectations of his position, as determined by the Company in its sole discretion.
2.3    Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.
2.4    Equity Awards. The Board will grant equity awards to Executive in its sole discretion.

3.	PROPRIETARY INFORMATION OBLIGATIONS.
3.1    Agreement. As a condition of employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.
3.2    Remedies. Executive’s duties under the Employee Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.
3.3    Third Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform his duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s

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employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.	OUTSIDE ACTIVITIES DURING EMPLOYMENT.
4.1    Non-Company Business. Except with the prior written consent of the Company’s Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.
4.2    No Adverse Interests. Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
4.3    Noncompetition. During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.	TERMINATION OF EMPLOYMENT.
5.1    At-Will Relationship. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.
5.2    Termination Without Cause.
(a)    The Company may terminate Executive’s employment with the Company at any time without Cause, upon notice to Executive.
(b)    In the event Executive’s employment is terminated without Cause and such termination results in a “separation from service” with the Company within the meaning

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of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), the Company shall provide Executive the following severance benefits (the “Severance Benefits”): (i) a lump sum cash severance payment equal to six (6) months of Executive’s then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain his group health insurance coverage in effect as of the date of the termination for twelve (12) months following the termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease immediately upon Executive’s eligibility for equivalent group health insurance coverage through a new employer; (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the termination or the expiration of the term of any such options, whichever occurs earlier. As a condition precedent to Executive’s receipt of the Severance Benefits, Executive must properly execute, and not revoke or attempt to revoke, the Release described in Section 6.
5.3    Termination for Cause.
(a)    The Company may terminate Executive’s employment with the Company at any time for Cause, upon notice to Executive.
(b)    “Cause” for termination shall mean: indictment or conviction of any felony or of any crime involving dishonesty; participation in any fraud against the Company; breach of Executive’s duties to the Company, including persistent unsatisfactory performance of job duties; intentional damage to any property of the Company; conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; incapacity to perform the essential functions of Executive’s job for a period of ninety (90) consecutive days; or death.
(c)    In the event Executive’s employment is terminated at any time with Cause, he shall be entitled to receive his base salary, and his accrued but unused paid time off earned through the date of termination; Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, except as may be provided in the Company’s severance benefit plan, if any, in effect on the termination date, or except as required by law.
5.4    Termination for Good Reason.
(a)    Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing that Executive believes that an event described in this Section 5.4(a) has occurred (the “Constructive Termination Notice”), within ten (10) days after the initial occurrence of one of the following events; provided, however, that Executive shall not have “Good Reason” to terminate employment unless the Company does not cure the event described in this Section 5.4(a) within thirty (30) days following receipt by the Company of the Constructive Termination Notice:
(i)    the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position; provided, however, that the

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acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of Executive’s position;
(ii)    a reduction by the Company in Executive’s annual base salary by greater than fifteen percent (15%), except to the extent the base salaries of other executive officers of the Company are accordingly reduced; or
(iii)    a relocation of Executive, or the Company’s principal executive offices by more than forty (40) miles, except for required travel by Executive on the Company’s business.
(b)    In the event Executive terminates his employment for Good Reason, and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), the Company shall provide Executive the Severance Benefits described above in Section 5.2(b).
5.5    Voluntary or Mutual Termination.
(a)    Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.
(b)    In the event Executive voluntarily terminates his employment other than for “Good Reason,” he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.
5.6    Involuntary Termination Following a Change in Control.
(a)    Definition. For the purposes of this Agreement, a “Change in Control” shall mean a merger or consolidation of the Company with, or any sale of all or substantially all of the assets of the Company, to any other person, corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company’s voting securities prior thereto hold at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving or successor corporation after such transaction.
(b)    Severance Benefits. In the event of the termination of Executive’s employment without Cause or Executive’s resignation for Good Reason, and in each case such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (an “Involuntary Termination”) within twelve (12) months immediately following the effective date of a Change in Control, in lieu of the Severance Benefits provided in Sections 5.2 and 5.4 herein, Executive will receive the following benefits upon such Involuntary Termination (the “Change in Control Benefits”): (i) a lump sum cash severance payment equal to twelve (12) months of Executive’s then current annual base salary, less applicable withholdings and deductions; (ii) a lump sum cash severance payment equal to one (1) times Executive’s annual target bonus potential, less applicable withholdings and deductions; (iii) if Executive timely elects continued

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Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain his group health insurance coverage in effect as of the date of the Involuntary Termination for twelve (12) months following the Involuntary Termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease immediately upon Executive’s eligibility for equivalent group health insurance coverage through a new employer; (iv) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until thirty-six (36) months following the date of the Involuntary Termination or the expiration of the term of any such option, whichever occurs earlier; and (v) the vesting of all of Executive’s outstanding equity awards shall be accelerated so that they vest in full and the Company’s right to repurchase any earlier exercised shares, if applicable, shall lapse. As a condition precedent to Executive’s receipt of the Change in Control Benefits, Executive must properly execute, and not revoke or attempt to revoke, the Release described in Section 6.
6.RELEASE. As a condition of receipt of any benefits under Section 5 of this Agreement, Executive shall provide the Company with an executed and effective general release substantially in the form attached hereto as EXHIBIT B (the “Release”).
7.NONINTERFERENCE.
While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company by:
(d)    soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity of the Company; or
(e)    directly or indirectly soliciting the business of any customer of the Company which at the time of termination or one year immediately prior thereto was listed on the Company’s customer list.
8.COOPERATION WITH COMPANY.
8.1    Cooperation Obligation. During and after the term of Executive’s employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable. In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 8 will be a material breach of the terms of

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this Agreement which will result in all commitments of the Company to make additional payments to Executive under Section 5 becoming null and void.
8.2    Expenses and Fees. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 8.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Executive’s employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 8.1 (the “Fees”). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Executive acknowledges that in cooperating in the manner described in Section 8.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.
9.DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-applicable JAMS rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The Company shall bear JAMS’ arbitration fees and administrative costs. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any dispute or cause of action involving Company trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights under California Labor Code Section 2870, and rights under patent, trademark, or copyright law) by court action instead of arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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10.TAX PROVISIONS.
10.1    Best After-Tax.
(c)    If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.
(d)    The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
10.2    Compliance with Section 409A. All payments provided under this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). Any lump sum cash severance payment pursuant to Sections 5.2(b)(i) or 5.4(b) shall be paid as soon as practicable following the date of the termination of Executive’s employment without Cause resulting in a “separation from service” with the Company within the meaning of Treasury Regulation 1.409A-1(h) (without regard to any permissible alternative definition thereunder) or Executive’s resignation for Good Reason resulting in a “separation from service” with the Company within the meaning of Treasury Regulation 1.409A-1(h) (without regard to any permissible alternative definition thereunder), but in no event later than March 15th of the calendar

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year following such termination. It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments. Amounts paid in connection with group health insurance coverage pursuant to COBRA under Sections 5.2(b)(ii) or 5.4(b) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).
11.GENERAL PROVISIONS.
11.1    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.
11.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
11.3    Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
11.4    Complete Agreement. This Agreement and Exhibit A, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.
11.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
11.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
11.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
11.8    Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

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11.9    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.
IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.
AFFYMAX INC.
By:
John A. Orwin
Chief Executive Officer
Date:

Accepted and agreed this
31st day of January, 2013.
JEFF KNAPP, an Individual

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EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B
RELEASE AGREEMENT
1.    Consideration. I understand that my position with Affymax Inc. (the “Company”) terminated effective ___________, 20__ (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Executive Employment Agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.
2.    General Release. In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
3.    Exceptions. I understand that I am not releasing any claim that cannot be waived under applicable state or federal law. I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement. Nothing in this Agreement shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

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4.    ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.
5.    Section 1542 Waiver. In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.
6.    Representations. I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.
Agreed:
AFFYMAX INC.    JEFF KNAPP, an Individual
By:
John A. Orwin
Chief Executive Officer
Date:        Date:

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